Exhibit 99.1

P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Duncan Energy Partners Reports First Quarter 2008 Results

Houston, Texas (April 28, 2008) - Duncan Energy Partners L.P. (NYSE:DEP) today announced its financial results for the three months ended March 31, 2008.  The partnership reported net income of $6.0 million for the first quarter of 2008, or $0.29 per common unit on a fully diluted basis.

On April 15, 2008, the Board of Directors of DEP’s general partner declared a quarterly cash distribution to partners of $0.41 per common unit, or $1.64 per unit on an annualized basis, with respect to the first quarter of 2008.  Distributable cash flow for the first quarter of 2008 was $8.9 million and provided 1.05 times coverage of the quarterly cash distribution.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

“Our partnership began 2008 by reporting its highest quarterly gross operating margin since the IPO, with a strong performance from the Acadian gas pipeline system and a solid contribution from its NGL and petrochemical storage business,” said Richard H. Bachmann, president and chief executive officer of the general partner of DEP.  “We benefited from increased natural gas volumes and sales margins on our Acadian pipeline system this quarter, as well as higher NGL and petrochemical volumes on our NGL and propylene pipelines and storage facilities.  We are excited about the growth prospects for 2008 and beyond as our commercial businesses consistently deliver strong results and cash flow.”

The partnership’s results of operations for 2007 are reported separately from those of the predecessor of Duncan Energy Partners (“Duncan Energy Partners Predecessor”) following the successful completion of its initial public offering (“IPO”) on February 5, 2007.  For financial reporting purposes, the effective date of the IPO was February 1, 2007.  There are a number of agreements and other items that went into effect at the time of DEP’s IPO that affect the comparability of its operating results with the historical operating results of Duncan Energy Partners Predecessor. See “Basis of Financial Information” within this release for a summary of these differences.

Revenue for the first quarter of 2008 increased 31 percent to $261.8 million from $200.5 million for the first quarter of 2007.  Results for the first quarter of 2007 are comprised of two months of operations for DEP since its IPO and one month of operations by Duncan Energy

Partners Predecessor. Gross operating margin for the first quarter of 2008 increased 12 percent to $24.2 million from $21.7 million for the first quarter 2007 as reported by DEP and Duncan Energy Partners Predecessor.  Earnings before interest, taxes, depreciation, amortization and accretion (“EBITDA”) for the first quarter of 2008 were $14.0 million.  Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.

Review of Segment Quarterly Performance

The results reported below reflect operations of DEP for the three months ended March 31, 2008, compared to operations for the three months ended March 31, 2007. The results for the first quarter of 2007 are comprised of two months of operating results by DEP since its IPO and one month of operations for Duncan Energy Partners Predecessor.

DEP owns a 66 percent equity interest in the assets described below, and Enterprise Products Operating LLC (“EPO”) owns the remaining 34 percent equity interest.  EPO is a wholly-owned subsidiary of Enterprise Products Partners, L.P. and owns the general partner of DEP.  EPO’s interest in DEP’s subsidiaries is accounted for as “Parent Interest” in a manner similar to minority interest.  However, from a gross operating margin standpoint, the amounts shown are on a 100 percent basis before the deduction for Parent Interest.

NGL & Petrochemical Storage Services – This segment consists of 33 underground salt dome caverns located at Mont Belvieu, Texas, with an underground storage capacity of approximately 100 million barrels (“MMBbls”), and certain other related assets.  Gross operating margin for the first quarter of 2008 increased 20 percent to $10.2 million from $8.5 million in the first quarter of 2007.  This increase was primarily attributable to the effect of higher storage fees and increased volumes which were partially offset by increased operating expenses.

Onshore Natural Gas Pipelines & Services – This segment includes the Acadian intrastate natural gas system that gathers, transports, stores and markets natural gas in south Louisiana and has approximately 3 billion cubic feet (“Bcf”) of natural gas storage capacity.  Gross operating margin for the first quarter of 2008 increased 77 percent to $6.2 million from $3.5 million as reported in the first quarter of 2007.  This increase was primarily due to higher volumes and sales margins on the Acadian system.  Total natural gas volumes increased 10 percent to 710 British thermal units per day (“BBtu/d”) in the first quarter this year from 647 BBtu/d in the first quarter last year.

Petrochemical Pipeline Services –   This segment consists of two petrochemical pipeline systems that transport propylene in Texas and Louisiana.  Gross operating margin decreased to $2.9 million in the first quarter of 2008 from $4.9 million in the first quarter of 2007.  Approximately $1.8 million of this decrease is attributable to lower quarter-to-quarter tariff rates as a result of EPO assigning its third party product exchange agreements to DEP in connection with its IPO.  Accordingly, the transportation fees DEP currently receives for use of its Lou-Tex Propylene and Sabine Propylene Pipelines are less than the fees received from EPO prior to February 2007.  Petrochemical pipeline transportation volumes averaged 40,000 barrels per day (“BPD”) for the first quarter of 2008, compared to an average of 36,000 BPD for the first quarter of 2007.

NGL Pipelines & Services –   This segment, which includes the partnership’s South Texas NGL Pipeline System that became operational in January 2007, generated gross operating margin of $4.9 million in the first quarter of 2008 and 2007.  Natural gas liquid (“NGL”) transportation volumes averaged 72,000 BPD in the first quarter this year compared to 69,000 BPD in the first quarter last year.

Capitalization

Total debt principal outstanding was $188 million at March 31, 2008. DEP had total liquidity of approximately $125 million from unrestricted cash and availability under the partnership's $300 million credit facility.

Management for DEP will discuss first quarter results during the Enterprise Products Partners earnings conference call with analysts and investors scheduled for 9 a.m. CDT today. The call will be broadcast live over the Internet and may be accessed by visiting the partnership's website at www.deplp.com.

Basis of Presentation of Financial Information

We have presented our results of operations following the completion of our IPO separately from those pertaining to Duncan Energy Partners Predecessor.  We acquired substantially all of the assets and operations of Duncan Energy Partners Predecessor that are included in our consolidated financial statements.  There are a number of agreements and other items that went into effect at the time of our IPO that affect the comparability of our current operating results with the historical operating results of Duncan Energy Partners Predecessor.   These differences include:

•
the fees we charge EPO for underground storage services at the facility owned by Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”) increased to market rates as a result of new agreements executed in connection with our IPO;

•	all storage well measurement gains and losses relating to Mont Belvieu Caverns’ facility are now retained by EPO;

•	Mont Belvieu Caverns now makes a special allocation of operational measurement gains and losses to EPO; and

•
the transportation revenues recorded by Enterprise Lou-Tex Propylene Pipeline L.P. and Sabine Propylene Pipeline L.P. decreased after our IPO due to the assignment by EPO to us of certain exchange agreements and a corresponding reduction in transportation tariff rates for the pipelines.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of gross operating margin, distributable cash flow, and EBITDA.  The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin - We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP measure most directly comparable to total segment gross operating margin is operating income.  Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We define total (or combined) segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) gains and losses on the sale of assets; and (iii) general and administrative costs.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, parent interest, extraordinary charges and the cumulative effect of changes in accounting principles.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from Evangeline Gas Pipeline Company L.P. and Evangeline Gas Corp. (collectively “Evangeline”) in our measurement of segment gross operating margin and operating income.  Our equity investment in Evangeline is a vital component of our business strategy and important to the operations of our Acadian natural gas system.  This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis.  Evangeline performs complementary roles to the other business operations of Acadian Gas, LLC (“Acadian Gas”). As circumstances dictate, we may increase our ownership interest in Evangeline or make other equity method investments.

Distributable cash flow - We define distributable cash flow for Duncan Energy Partners as net income or loss plus: (i) depreciation, amortization and accretion expense; (ii) cash distributions received from our unconsolidated affiliate, if any, less equity in the earnings of such unconsolidated affiliate; (iii) the subtraction of sustaining capital expenditures; (iv) the addition of losses or subtraction of gains relating to the sale of assets; (v) cash proceeds from the sale of assets; (vi) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amounts to earnings; and (vii) other miscellaneous non-cash amounts affecting net income or loss for the period less parent interest in the above adjustments to net income or loss in deriving distributable cash flow.  Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners.  Using this metric, our management can compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to a unitholder).  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

EBITDA - We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation, accretion and amortization expense, with all amounts net of the Parent Interest in subsidiary amounts.  EBITDA is commonly used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (iii) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (iv) the viability of projects and the overall rates of return on alternative investment opportunities.  Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies.   The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of NGLs and petrochemicals. Duncan Energy Partners' assets, primarily in the Gulf Coast region of Texas and Louisiana, include interests in more than 1,000 miles of natural gas pipelines with a transportation capacity of approximately 1 Bcf per day; nearly 600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; and 33 underground salt dome caverns with approximately 100 MMBbls of NGL storage capacity.

This press release contains various forward-looking statements and information that are based on Duncan Energy Partners' beliefs and those of its general partner, as well as assumptions made by and information currently available to Duncan Energy Partners. When used in this press release, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "intend," "could," "believe," "may," and similar expressions and statements regarding the plans and objectives of Duncan Energy Partners for future operations, are intended to identify forward-looking statements. Although Duncan Energy Partners and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Duncan Energy Partners nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Duncan Energy Partners' actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Duncan Energy Partners ' results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the company's debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities; and,

•	the failure to successfully integrate our operations with companies, if any that we may acquire in the future.

Duncan Energy Partners has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.deplp.com
Rick Rainey, Media Relations, (713) 381-3635

Exhibit A
Duncan Energy Partners L.P.
Statements of Consolidated Operations – UNAUDITED
For the Three Months Ended March 31, 2008, Two Months Ended March 31, 2007 and
One Month Ended January 31, 2007
(Dollars in thousands, except per unit amounts)

			Duncan Energy
	Duncan Energy Partners		Partners Predecessor
	For the Three	For the Two	For the One
	Months Ended	Months Ended	Month Ended
	March 31, 2008	March 31, 2007	January 31, 2007
Revenue	$261,789	$133,874	$66,674
Costs and expenses:
Operating costs and expenses	245,494	124,431	61,187
General and administrative	2,125	357	477
Total costs and expenses costs	247,619	124,788	61,664
Equity in income of unconsolidated affiliate	158	46	25
Operating income	14,328	9,132	5,035
Other income (expense):
Interest expense	(2,768)	(1,131)	--
Interest income	100	144	--
Total other income (expense)	(2,668)	(987)	--
Income before provision for income taxes and parent interest in
income of subsidiaries	11,660	8,145	5,035
Provision for income taxes	(12)	(173)	--
Income before parent interest in income of subsidiaries	11,648	7,972	5,035
Parent interest in income of subsidiaries (see Exhibit E)	(5,616)	(4,049)	--
Net income	$6,032	$3,923	$5,035

Allocation of net income to:
Limited partners	$5,911	$3,845	n/a
General partner	$121	$78	n/a
Per unit data (fully diluted):
Net income per unit	$0.29	$0.19	n/a
Average LP units outstanding (in 000s)	20,302	20,302	n/a
Other financial data:
Net cash flows provided by (used in) operating activities	$21,835	$48,696	$(3,535)
Net cash used in investing activities	$42,177	$48,375	$4,999
Net cash provided by financing activities	$32,220	$3,773	$8,534
Distributable cash flow	$8,890	$5,603	n/a
EBITDA	$13,989	$8,148	n/a
Depreciation, amortization and accretion (100% basis)	$7,851	$4,536	$2,209
Total debt principal outstanding at end of period	$188,000	$169,000	n/a
Capital spending (100% basis):
Capital expenditures, net of contributions in aid of construction
costs, for property, plant and equipment	$41,909	$48,326	$4,999
Investments in and advances from unconsolidated affiliate	268	51	--
Total	$42,177	$48,377	$4,999

 Exhibit B
Duncan Energy Partners L.P.
Selected Financial and Operating Data
For the Three Months Ended March 31, 2008, Two Months Ended March 31, 2007 and
One Month Ended January 31, 2007
(Dollars in thousands, operating data as noted)

			Duncan Energy
	Duncan Energy Partners		Partners Predecessor
	For the Three	For the Two	For the One
	Months Ended	Months Ended	Month Ended
	March 31, 2008	March 31, 2007	January 31, 2007
Gross operating margin by segment:
NGL and Petrochemical Storage Services	$10,167	$6,680	$1,770
Onshore Natural Gas Pipelines & Services	6,186	1,877	1,605
Petrochemical Pipeline Services	2,913	2,216	2,700
NGL Pipelines & Services	4,942	3,229	1,646
Total non-GAAP gross operating margin	24,208	14,002	7,721
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(7,755)	(4,515)	(2,209)
Gain on sale of assets in operating costs and expenses	--	2	--
General and administrative costs	(2,125)	(357)	(477)
Operating income per GAAP	$14,328	$9,132	$5,035

Selected operating data:
Onshore Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	710	618	701
Petrochemical Pipeline Services:
Petrochemical transportation volumes (MBPD)	40	35	37
NGL Pipelines & Services:
NGL transportation volumes (MBPD)	72	70	67

Exhibit C

Duncan Energy Partners L.P.
Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures –
Distributable Cash Flow
For the Three Months Ended March 31, 2008 and Two Months Ended March 31, 2007
(Dollars in thousands)

The following table presents our calculation of distributable cash flow for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three	For the Two
	Months Ended	Months Ended
	March 31, 2008	March 31, 2007
Net income	$6,032	$3,923
Adjustments to derive distributable cash flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	32	21
Depreciation, amortization and accretion in costs and expenses	7,819	4,515
Deferred income tax expense	(21)	(21)
Equity in income of unconsolidated affiliate	(158)	(46)
Gain on sale of assets	--	(2)
Proceeds from sale of assets	--	2
Sustaining capital expenditures	(3,351)	(1,921)
Changes in fair market value of financial instruments	10	(2)
Parent 34% interest in adjustments to determine distributable cash flow	(1,473)	(866)
Distributable cash flow	8,890	5,603
Adjustments to distributable cash flow to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from sale of assets	--	(2)
Sustaining capital expenditures	3,351	1,921
Parent interest in income of subsidiaries	5,616	4,049
Parent 34% interest in adjustments to derive distributable cash flow (see above)	1,473	866
Net effect of changes in operating accounts	2,505	36,259
Net cash flows provided by operating activities	$21,835	$48,696

Exhibit D

Duncan Energy Partners L.P.
Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures – EBITDA
For the Three Months Ended March 31, 2008 and Two Months Ended March 31, 2007
(Dollars in thousands)

The following tables presents our calculation of EBITDA for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three	For the Two
	Months Ended	Months Ended
	March 31, 2008	March 31, 2007
Net income	$6,032	$3,923
Additions to net income (net of Parent Interest in subsidiary amounts)
to derive EBITDA:
Interest expense (including related amortization), net	2,767	1,131
Provision for income taxes, net	8	115
Depreciation, amortization and accretion in costs and expenses, net	5,182	2,979
EBITDA	13,989	8,148
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense, net	(2,767)	(1,131)
Provision for income taxes, net	(8)	(115)
Depreciation, amortization and accretion in costs and expenses not
reflected in EBITDA	2,637	1,536
Equity in income of unconsolidated affiliate	(158)	(46)
Amortization in interest expense	32	21
Deferred income tax expense	(21)	(21)
Parent interest in income of subsidiaries	5,616	4,049
Gain on sale of assets	--	(2)
Changes in fair market value of financial instruments	10	(2)
Net effect of changes in operating accounts	2,505	36,259
Net cash flows provided by operating activities	$21,835	$48,696

Exhibit E

Duncan Energy Partners L.P.
Parent Interest Calculations
For the Three Months Ended March 31, 2008 and Two Months Ended March 31, 2007
(Dollars in thousands)

 In connection with our initial public offering in February 2007, Enterprise Products Operating LLC (“EPO”) contributed a 66% equity interest in Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene, Sabine Propylene and South Texas NGL to us.  EPO retained the remaining 34% equity interest in each of these entities.  We account for EPO’s share of our subsidiaries’ net assets and income as Parent interest in a manner similar to minority interest. The following table presents our calculation of the Parent’s interest in the income of our subsidiaries for the periods indicated:

		For The Three		For the Two
		Months Ended		Months Ended
		March 31, 2008		March 31, 2007
Net income amounts:
Mont Belvieu Caverns’ net income (before special allocation of
operational measurement gains and losses)	$5,547		$4,554
Deduct operational measurement gain allocated to Parent	(824)	$824	(1,327)	$1,327
Remaining Mont Belvieu Caverns’ net income to allocate to partners	4,723		3,227
Multiplied by Parent 34% interest in remaining net income	x 34%		x 34%
Mont Belvieu Caverns’ net income allocated to Parent	$1,606	1,606	$1,097	1,097
Acadian Gas net income multiplied by Parent 34% interest		1,213		217
Lou-Tex Propylene net income multiplied by Parent 34% interest		618		505
Sabine Propylene net income multiplied by Parent 34% interest		90		55
South Texas NGL net income multiplied by Parent 34% interest		1,265		848
Parent interest in income of subsidiaries		$5,616		$4,049